MICRO
VISION
THE VISION IN MEDICAL IMAGING





                                       November 6, 1996

Mr. Kevin C. O'Boyle
5408 Glenshire Drive
Plano, Texas 75093



Dear Kevin:



MicroVision Medical Systems, Inc., is pleased to offer you the position of Chief Financial Officer, reporting to Mike Shiff, President.

You will receive a salary of $130,000 paid bi-weekly and subject to annual review. You will participate in the Executive Bonus Pool.

Your equity will be 55,000 shares at the strike price of $3.00 per share. Your vesting schedule will be 25% at the date of your employment with MicroVision Medical Systems, Inc., and 25% at the end of each of the first three years of employment.

MicroVision Medical Systems, Inc., will pay reasonable relocation costs, (estimated to be approximately $50,000 prior to gross up) to include costs associated with moving, traveling and reasonable temporary housing costs. Payment of these costs will be tax grossed up.

In accordance with current policy you are eligible to participate in MicroVision Medical Systems, Inc., Medical, Dental and Life Insurance Plans 31 days following your hire date. Following completion of your first 90 days of employment you will be eligible to participate in the Matching 401(k) Plan. You will be granted 3 weeks of vacation per year for your first three years, and 4 weeks per year beginning in the fourth year. Sick leave accrual will be at the rate of 1.077 hours per week for a total of 7 days per year. As a condition of employment you will be required to take a physical exam and urine drug test paid for by the Company.

Termination clauses are enclosed as Attachment A.

We would like for you to assume your new position as soon as possible.

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Please indicate your acceptance of employment with MicroVision Medical
Systems, Inc., by signing this letter and returning a copy to the undersigned.

Sincerely,


/s/James E. Wellman
--------------------------------
James E. Wellman
Vice President of Administration

Encl Attachment A. Definition of Termination Clauses

Accepted:/s/ Kevin C. O'Boyle            Date:  11-27-96
       --------------------------------     -----------


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Attachment A
------------

Definitions of Termination For Cause (for cause, other than cause, following a
------------------------------------
change in control, upon death, and for disability)


Termination for cause
---------------------

Conviction of a felony resulting in material harm to the company.
Shall be done in writing accompanied by a written statement of the reasons. Prior written warning with reasonable opportunity for corrective action is required before termination for violation of company policy or poor performance.

Termination for Convenience
---------------------------

Immediate exercisability of all vested stocks and options. Additionally, immediate vesting and exercisability of 50% of all granted, but not vested options. Immediate payment of all performance contingent sums under incentive programs (bonuses, etc.).
Arrangements including provisions for exchanging 12 months of severance income to be paid to the employee in return for the employee's agreement not to compete with the Company during this period (See attached reference).

Termination Following a Change in Control
-----------------------------------------

Immediate vesting and exercisability of all granted stock and options. Immediate payment of all performance contingent sums under incentive programs (bonuses, etc.).

Termination Upon Death
----------------------

Any accrued salary and any accrued bonuses and stock options as of the date of termination shall be paid to the legal representative of his estate.

Termination for Disability
--------------------------

Employment may be terminated should I become disabled, including disability by reason of any emotional or mental disorder, physical diseases or injuries, and as result of such disability I am unable to work on a full time basis for a continuous period of six months or more or any six months in a twelve month period.
Upon such termination, any accrued salary and any accrued incentives (bonuses, etc.) and stock options as of the date of termination shall be paid to me.

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MICRO
VISION
THE VISION IN MEDICAL IMAGING



                                                   November 26, 1996

Mr. Kevin C. O'Boyle
5408 Glenshire Drive
Plano, Texas 75093



Dear Kevin:

Please attach this letter as an amendment to your offer letter of November 6, 1996.

In the event of termination for convenience, you will be paid severance until you find other employment or for a period of 12 months whichever comes first.


Sincerely,

/s/ James E. Wellman
--------------------
James E. Wellman
Vice President of Administration